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                                                                       Exhibit 9

                                          March 12, 1999


Mr. Michael Levinger
50 Bradford Road
Wellesley, MA 02481

Dear Mike:

        This letter, along with Wang's Standard Employment Agreement, as presently modified and attached hereto, sets forth the terms of your employment with Wang Laboratories, Inc. ("Wang" or "the Company"). The Company agrees to employ you, and you agree to remain in the employ of the Company, upon the following terms and conditions.

1.    POSITION

        You will be employed as Senior Vice President, Marketing, effective as of April 12, 1999 ("Hire Date").

2.    TERM

        The terms and conditions of this letter will be in full force and effect for a three (3) year period commencing on your Hire Date and terminating on April 11, 2002, unless otherwise terminated as set forth in paragraph 4.

3.    COMPENSATION AND BENEFITS

        (a)     YEARLY PAYMENTS

        Your initial base salary will be $285,000 on an annualized basis, and you will be eligible to participate in an annualized fiscal year bonus plan targeted at fifty percent (50%) of your base salary, depending upon your performance against the objectives specified in the plan. For calendar year 1999 you will be eligible for seventy-five percent (75%) of the targeted annual bonus, fifty percent (50%) of which is guaranteed. Your salary and bonus plan percentages will be reviewed annually for possible upward adjustment at the discretion of the Company and as applicable the Board of Directors of the Wang (the "Board") or a committee of the Board authorized to act on such matters.


(b)   STOCK INCENTIVES
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Mr. Michael Levinger
March 12, 1999
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        Subject to final approval by the Organization, Compensation and
Nominating Committee of the Board, you will be eligible to receive an option to purchase one hundred and sixty thousand (160,000) shares of Wang Common Stock. The option, having a seven (7) year term, will vest in four (4) equal installments over a four (4) year period, the first installment vesting on the one (1) year anniversary of the grant date, and the other installments on the second, third and fourth anniversaries thereafter. The exercise price of this option will be based on the fair market value of the Common Stock when approved by the Committee or an authorized designee thereof.

        Further, you will receive a grant of twenty-five thousand (25,000) restricted registered shares of Wang Common Stock (the "Restricted Shares") which will vest and be freely transferable (subject to applicable law) on the third anniversary of the date of the grant, subject to (i) the acceleration of one third of the Restricted Shares, on or after the first anniversary of the grant date, if the average of the Closing Prices of Wang Common Stock for any period of 40 consecutive trading days ending on or prior to the first anniversary of the grant date is $32 per share, (ii) the acceleration of two thirds of the Restricted Shares, on or after the second anniversary of the grant date, if the average of the Closing Prices of Wang Common Stock for any period of 40 consecutive trading days ending on or prior to the second anniversary of the grant date is $40 per share and (iii) the acceleration of one-half of the unvested Restricted Shares in the event your employment with the Company is terminated on a basis which entitles to you to the severance payments as set forth in paragraph 4 of this letter.(1)

      (c)     OTHER PROVISIONS

        (i) The Company will provide health, vision, dental and disability coverage to you in accordance with existing Company plans available to all employees generally. You are eligible to participate in Wang's Retirement Savings Plan effective as of your Hire Date. You will also be eligible to participate in Wang's Senior Executive Retirement Plan ("SERP") according to the terms and conditions of that plan. The Company will provide term life insurance to you based on your insurability in the amount of five times your base salary plus target bonus (50% of base salary) compensation. Further, you will receive the Company's standard personal holiday benefit as well as four weeks of vacation, accruable ratably over the calendar year. It is understood and agreed that

-----------------------------------------

(1) For the purposes of this paragraph, "Closing Price" for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case reported in the principal consolidated transaction reporting system with respect to shares of Common Stock listed or admitted to trading on the New York Stock Exchange, or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system or as quoted by the Nasdaq National Market with respect to securities listed or admitted to trading on another national securities exchange or quoted by the Nasdaq National Market, respectively, or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange or quoted by the Nasdaq National Market, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by an such organization, the average of the closing bid and asked prices as furnished by a professional market marker making a market in the Common Stock selected by the Committee. "Common Stock" when used herein shall mean the common stock, par value $0.01 per share, of the Company.

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Mr. Michael Levinger
March 12, 1999
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you will be taking a vacation of three consecutive weeks in 1999. To arrange for your benefits and receive your Wang Benefits Enrollment Kit, please contact
Maria Haddad, Human Resources Consultant, at (978) 625-7060 upon acceptance of this offer.

                (ii) During your employment, the Company will pay you a monthly automobile allowance of $585.00 per month. In connection therewith, you may elect one of two options:

            Option 1:   Wang will pay the automobile insurance premium for
                        one automobile if the automobile is leased through the Wang automobile lease program.

            Option 2:   You may lease or buy an automobile in your own
                        personal name (and not through the Wang automobile lease program), in which case Wang will not pay the automobile insurance premium in connection with such an arrangement.

                (iii) During your employment, the company will also reimburse you, at regular intervals and in accordance with Company policy, for all business travel, telephone and out-of-pocket expenses incurred by you in the performance of your duties as an employee of the Company.


4.    TERMINATION/SEVERANCE COMPENSATION AND BENEFITS

        (a) (i) In the event that your employment with the Company is involuntarily terminated, (other than a termination "for cause," a term which includes but is not limited to a violation of the standards set forth in Wang's Standards of Ethics and Business Conduct booklet, or because of your death, in which case this paragraph is inapplicable), or (ii) if during the term of this Agreement and without your consent (x) you cease to be a Senior Vice President, Marketing of the Company (y), either or both of your annual base salary or target bonus is decreased from the level it was at immediately prior to such decrease without your consent (a "Decrease Event") (z) your job location is changed to someplace other than Massachusetts (other than in connection with a relocation of the Company's worldwide headquarters), and upon the occurrence of an event set forth in items (x),(y) or (z) above you resign, then Wang will pay you semi-monthly an eighteen (18) month salary continuance equal to your then base pay plus the target contained in your bonus plan, at 100% performance, at the time of your termination (provided that, if your termination follows the occurrence of a Decrease Event, then the salary and target bonus levels will be those in effect immediately prior to any such decrease). Wang shall also pay to you, at such time as Wang pays executives generally under the applicable annual management incentive plan, the pro rata share of your target bonus (and in the case of a Decrease Event at the target level immediately prior to such decrease), calculated at an achievement level equal to Wang's actual performance (as used for calculating the payout to other executives measured on the same basis) for financial targets for the year in which your employment was terminated through the date of your termination (less any amount thereof previously paid to you). Finally, the restrictions on 50% of your then unvested Restricted Shares will vest and such shares shall become freely transferable, subject to applicable law.


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Mr. Michael Levinger
March 12, 1999
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        (b) During this salary continuation period, Wang will continue to provide you with health, vision and dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Wang shall pay the applicable COBRA premium for you during this continuance period. Other employee benefits will not be continued during this salary continuance period.

        (c) In the event you become employed at any time during the eighteen
(18) month salary continuance period, all remaining salary continuance payments shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is less than the total of your remaining salary continuance payments and, in such event, the Company shall only pay that amount equal to the difference.

        (d) In the event of any dispute between you and the Company as to whether you have been terminated "for cause" as that term is used in subparagraph 4(a)(i) above, (i) the Company agrees to pay you, on a semi-monthly basis, the severance amount set forth in subparagraph 4(a) above during the time period of any such dispute; and (ii) you and the Company agree that in any such dispute the party prevailing in a final, non-appealable judgment on the merits shall bear the other party's reasonable attorneys' fees (the "Prevailing Party"). In addition, you agree to repay promptly to the Company any funds paid to you during the period of any such dispute if you are not the Prevailing Party.

        (e) As of April 12, 2002, your employment status will be at will, meaning that your employment at Wang will be for an indefinite period of time and will be terminable at any time, with or without cause being shown, by either you or the Company. Therefore, unless this Agreement is extended in writing, the terms and conditions contained in paragraph 4 of this letter will conclude at the end of the three (3) year period set forth herein and the original, unmodified terms of paragraph 6 of the attached, modified standard Wang Employment Agreement will be in full force and effect. Wang agrees to meet with you to discuss whether you and Wang wish to extend this Agreement and the terms of any such extension not later than six (6) months prior to the expiration of the three (3) year period described in this letter.

        (f) You will also be granted a contingent severance agreement applicable in the event of a change in control of the Company.





5.    NO CONFLICTS OF INTEREST

        By signing this letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this letter or which materially and adversely


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Mr. Michael Levinger
March 12, 1999
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affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect) your right to participate in the affairs of the Company.

6.    STANDARDS OF ETHICS AND BUSINESS CONDUCT

        You are required to comply with the Company's Standards of Ethics and Business Conduct (a copy of which is enclosed herewith), and a completed Standard of Ethics and Business Conduct form (enclosed) is a condition of your employment.

7.    I-9, EXPORT FORMS

        Your employment is also contingent upon your ability to provide, within three (3) business days after commencement of employment, the completed enclosed I-9 form, and acceptable original documents that will establish your employment authorization and identity in compliance with the Immigration Reform and Control Act of 1986. In addition, you are required to complete the U.S. Export Administration Employment Compliance Form I. If you answer "NO" to question 1 you are required to call H.R. Administration at (978) 625-7061 before you report to work to complete a U.S. Export Administration Employment Compliance Form II. Copies of your Visa and Form I-94, will also be required. Your response to the questions in Form II may affect your eligibility for employment.

8.    NON-COMPETITION

        By signing this letter, you agree as follows:

        (a) During the period of your employment with Wang, and for a period of twelve (12) months following the termination of your employment, you agree that you will not, without the prior written consent of Wang, which shall not unreasonably be withheld, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of one percent (1%) or less in the equity of any corporation whose stock is traded on a public stock exchange), or in any other capacity:

                        (1) provide services, advice or assistance to any business, person or entity which competes in the United States directly, as a primary focus of its business, with Wang or any of its subsidiaries or affiliates in the offer, sale or delivery of those desktop and network services which constitute more than twenty per cent (20%) of Wang's revenues in the prior twelve month period or, with respect to identifiable new product or service offerings (and not categories thereof), those which are material to Wang and for which you had responsibility and material and direct involvement ("Competes")(except that this restriction shall not apply if you provide services, advice or assistance to or within a separate division or operating unit of any such business, person or entity that does not itself compete with Wang or any of its subsidiaries and
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Mr. Michael Levinger
March 12, 1999
Page 6

                        affiliates and you have no substantive involvement with any part of such business, person or entity that does Compete with Wang); or

                        (2) intentionally entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with Wang, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship.

        (b) If your employment is involuntarily terminated, other than for cause or as a result of your death, or if you resign as a result of one of the reasons set forth in paragraph 4(a)(ii) herein, the restrictions set forth in subparagraph 8(a) above shall apply only during your employment and for six (6) months thereafter.

        (c) The parties represent and agree that any breach of this paragraph 8 is likely to cause irreparable injury to Wang, and that damages for any breach of this paragraph are difficult to calculate. Therefore, upon breach of this paragraph Wang shall, at its election, be entitled to injunctive and other equitable relief. However nothing in this sub-paragraph shall limit Wang's right to seek any relief or remedies, including damages, to which it may be entitled.

        (d) It is the intention of the parties that the restrictions contained in this paragraph 8 be reasonable as to time, geographic scope, and in all other respects. The parties also intend that this paragraph be enforced to the fullest extent permissible. Therefore, in the event that any provision of this paragraph shall be determined by the court to be unreasonable, invalid or unenforceable such determination shall not invalidate or render unenforceable the remainder of this paragraph, and the restrictions of this paragraph shall be enforced insofar as possible.

        (e) Notwithstanding the provisions of paragraph 2 of this agreement, this paragraph 8 shall survive the termination of this agreement.

        (f) In the event of any inconsistency or conflict between the language of this paragraph and the provisions of the Wang General Employment Agreement, the provisions of this paragraph shall govern. In light of the more detailed provisions of this paragraph of this letter, is agreed that the provisions of Paragraph 8 of the Wang Global Employment Agreement are deleted and will have no force or effect on you.

        (g) This paragraph 8 shall be governed by the laws of the Commonwealth of Massachusetts, and you agree that any suit for violation of this paragraph may be brought in any court of competent jurisdiction located within the Commonwealth of Massachusetts.

9.    CONFIDENTIALITY

        By our signatures below, we agree to treat the details of this letter with utmost confidentiality and that we will not disclose them to any third parties except your immediate family,


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Mr. Michael Levinger
March 12, 1999
Page 7



or respective financial and/or legal advisors, and such Wang personnel and/or agents as have a need to know this information for business purposes and as may otherwise be required by law.

        Confirmation of your acceptance of these terms and of your Hire Date by your signature below would be appreciated within seven (7) business days from receipt of this letter. By your signature, you acknowledge that you have read and understand the terms of this agreement and that you are entering into it knowingly and voluntarily.

        Mike, on a more personal note, welcome to the Wang Global. I have no doubt that you will add a positive new dimension to the team, help us reach our goals and have a lot of fun doing it. We are all looking forward to working with you. If you have any questions, please call me at (978) 625-5050.


                                            Regards,


                                            /s/ Joseph M. Tucci

                                            Joseph M. Tucci
                                            Chairman and Chief Executive Officer


Enclosures:       Standard Employment Agreement (as presently modified)
                  New Hire Forms



ACCEPTED AND AGREED TO:

/s/ Michael Levinger
_________________________

Michael Levinger

Dated:  March 12, 1999